Exhibit 3.3.1

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF

PREFERRED STOCK

OF

PATH 1 NETWORK TECHNOLOGIES INC.

To Be Designated

7% Convertible Preferred Stock

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that:

FIRST: The following resolution was duly adopted by the Board of Directors of Path 1 Network Technologies Inc., a Delaware corporation (the “Corporation”), by unanimous written consent without a meeting, to constitute an amendment and restatement of the resolution to create (and which was set forth in a Certificate of Designations creating) a series of preferred stock designated as 7% Convertible Preferred Stock:

“RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation, the issuance of a series of preferred stock, par value $0.001 per share, of the Corporation which shall consist of 865,000 shares of preferred stock be, and the same hereby is, authorized; and the Chief Executive Officer and Secretary of the Corporation be, and they hereby are, authorized and directed to execute and file with the Secretary of State of the State of Delaware a Certificate of Designations of Preferred Stock of the Corporation fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Corporation’s preferred stock), as follows:

1. Number of Shares; Designation. A total of 865,000 shares of preferred stock, par value $0.001 per share, of the Corporation are hereby designated as 7% Convertible Preferred Stock (the “Series”).

2. Rank. The Series shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

(i)	senior and prior to the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking junior to the shares of the Series. Any shares of the Corporation’s capital stock which are junior to the shares of the Series with respect to the payment of dividends are hereinafter referred to as “Junior Dividend Shares” and any shares which are junior to the shares of the Series with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Junior Liquidation Shares”.

(ii)	Pari passu with any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking equal to the shares of the Series or which do not state they are Junior Dividend Shares or Senior Dividend Shares (as defined below). Any shares of the Corporation’s capital stock which are equal to the shares of the Series with respect to the payment of dividends are hereinafter referred to as “Parity Dividend Shares” and any shares which are equal to the shares of the Series with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Parity Liquidation Shares”.

(iii)	Junior to any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking senior to the shares of the Series. Any shares of the Corporation’s capital stock which are senior to the shares of the Series with respect to the payment of dividends are hereinafter referred to as “Senior Dividend Shares” and any shares which are senior to the shares of the Series with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Senior Liquidation Shares”.

The Corporation may not issue additional shares of preferred stock which are not (a) Junior Stock (as defined in paragraph 3(c) below) or (b) both Parity Liquidation Shares and Parity Dividend Shares without the consent of the holders of a majority of the outstanding shares of the Series.

3. Dividends. (a) The dividend rate on shares of the Series shall be $0.2275 per share per annum. Dividends on shares of the Series shall be fully cumulative, accruing, without interest, from the date of original issuance of the Series through the date of redemption or conversion thereof, and shall be payable in arrears on July 27 and January 27 of each year, commencing July 27, 2005, except that if such date is not a business day then the dividend shall be payable on the first immediately succeeding business day (as used herein, the term “business day” shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in San Diego, California) (each such period being hereinafter referred to as a “Dividend Period” and each such date being hereinafter referred to as a “Dividend Payment Date”). Dividends on the shares of the Series shall be paid in cash; provided, however, if the Stock Payment Conditions are met on the applicable Dividend Payment Date and on each of the ten consecutive trading days immediately preceding such date (the applicable “Stock Payment Period”), the Corporation may pay such dividends, at the Corporation’s option, (i) in fully paid and nonassessable shares of Common Stock (such dividends paid in such form being herein called “PIK Dividends”) or (ii) in cash. PIK Dividends shall be paid by delivering to each record holder of shares of the Series a number of shares of Common Stock (“PIK Dividend Shares”) determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to shares of the Series owned by such record holder on the record date for the applicable Dividend Period (rounded to the nearest whole cent) by (y) the applicable PIK Dividend Price. In order to deliver PIK Dividend Shares in lieu of cash on a Dividend Payment Date, the Corporation must deliver, on or before the fifteenth (15th) calendar day immediately prior to such date, written notice to each holder of shares of the Series stating that the Corporation wishes to do so (a “Common Stock Dividend Notice”); in the event that the Corporation does not deliver a Common Stock Dividend Notice on or before such fifteenth (15th) day, the Corporation will be deemed to have elected to pay the related dividend in cash. Each holder shall promptly thereafter deliver to the Corporation instructions designating whether such holder wishes to receive delivery of its PIK Dividend Shares in physical certificates (and, if so, at what address) or through DTC, as long as no legend is required by the terms of the Purchase Agreement to be imprinted on such PIK Dividend Shares (and, if so, the account number to be credited). If the Corporation wishes to deliver PIK Dividend Shares in lieu of cash with respect to accrued dividends, it must do so with respect to all (but not less than all) of such dividends. A Common Stock Dividend Notice, once delivered by the Corporation, shall be irrevocable unless the Corporation ceases to satisfy all of the Stock Payment Conditions at any time after delivering such Common Stock Dividend Notice, in which case such notice shall be deemed revoked and the dividend to which such notice relates shall be payable in cash on the Dividend Payment Date. The Corporation shall not issue fractional shares of Common Stock to which holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall round the number of shares to be issued up to the next whole number. Each dividend shall be paid to the holders of record of shares of the Series as they appear on the stock register of the Corporation on the record date, not less than 10 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends payable for each Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and rounded to the nearest cent. Dividends on account of arrearages for any past Dividend Period may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. Dividends shall accrue regardless of whether the Corporation has earnings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. Holders of shares of the Series called for redemption between the close of business on a dividend payment record date and the close of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment on the date fixed for redemption together with all other accrued and unpaid dividends to the date fixed for redemption. The holders of shares of the Series shall not be entitled to any dividends other than the dividends provided for in this paragraph 3.

(b) No dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Dividend Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set aside for payment for all accrued dividends with respect to the Series through the most recent Dividend Period ending on or prior to the date of payment. Unless dividends accrued and payable but unpaid on shares of the Series and any Parity Dividend Shares at the time outstanding have been paid in full, all dividends declared by the Corporation upon shares of the Series or Parity Dividend Shares shall be declared pro rata with respect to all such shares, so that the amounts of any dividends declared on shares of the Series and the Parity Dividend Shares shall in all cases bear to each other the same ratio that, at the time of the declaration, all accrued but unpaid dividends on shares of the Series and the other Parity Dividend Shares, respectively, bear to each other.

(c) If at any time the Corporation has failed to (x) pay or set apart for payment all accrued dividends on any shares of the Series through the then most recent Dividend Period and (y) set apart for payment an amount in cash equal to the scheduled dividend payments for each of the next two Dividend Periods, the Corporation shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to:

(i)	declare or pay or set aside for payment any dividend or other distribution on or with respect to the Junior Dividend Shares, whether in cash, securities, obligations or otherwise (other than dividends or distributions paid in shares of capital stock of the Corporation ranking junior to shares of the Series both as to the payment of dividends and as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation (“Junior Stock”), or options, warrants or rights to subscribe for or purchase shares of Junior Stock); or

(ii)	redeem, purchase or otherwise acquire, or pay into, set apart money or make available for a sinking or other analogous fund for the redemption, purchase or other acquisition of, any shares of the Series (unless all of the shares of the Series are concurrently redeemed), Parity Dividend Shares, Parity Liquidation Shares or shares of Junior Stock for any consideration (except by conversion into or exchange for Junior Stock); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest at a rate not to exceed nine percent (9%) per annum, or, if lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment; and provided further, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve month period, unless, in each such case, all dividends accrued on shares of the Series through the most recent Dividend Period and on any Parity Dividend Shares have been or contemporaneously are declared and paid in full.

(d) Any reference to “distribution” contained in this paragraph 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

4. Liquidation. (a) The liquidation value per share of shares of the Series, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be an amount equal to $3.25 (the “Purchase Price”), plus an amount equal to the cash value of dividends accrued and unpaid thereon, whether or not declared, to the payment date.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of the Series (i) shall not be entitled to receive the liquidation value of the shares held by them until the liquidation value of all Senior Liquidation Shares shall have been paid in full, and (ii) shall be entitled to receive the liquidation value of such shares held by them in preference to and in priority over any distributions upon the Junior Liquidation Shares. Upon payment in full of the liquidation value to which the holders of shares of the Series are entitled, the holders of shares of the Series will not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation value payable to the holders of shares of the Series and the liquidation value payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts that would be payable on the distribution if the amounts to which the holders of shares of the Series and the holders of Parity Liquidation Shares are entitled were paid in full.

(c) For purposes of this paragraph 4, a Change of Control shall be treated as a Liquidation Event and shall entitle each holder of shares of the Series to receive, upon the consummation of such Change of Control, and at such holder’s option, cash in an amount equal to the liquidation value of such holder’s shares of the Series.

(d) Written notice of any liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of shares of the Series at their respective addresses as the same shall appear on the books of the transfer agent with respect to the Series.

(e) Whenever the distribution provided for in this paragraph 4 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

5. Optional Redemption. (a) Shares of the Series will be redeemable at the option of the Corporation, in whole or in part, from and after the time that the closing price of the Common Stock for a period of any 10 consecutive trading days (an “Optional Redemption Period”) equals or exceeds 200% of the Current Market Price as of the First Closing Date (as defined in the Purchase Agreement); provided, however, that each Optional Redemption Condition must be satisfied during the Optional Redemption Period and at all times thereafter through the date on which such shares are redeemed (the “Optional Redemption Date”). The redemption price will be payable in cash and equal to the Purchase Price, together with an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the redemption date. The aggregate payment to each holder of shares of the Series to be redeemed will be rounded to the nearest cent. Notwithstanding the foregoing, if the date fixed for redemption occurs after a record date for a dividend and prior to the corresponding payment date, such dividend shall be paid on the payment date and the amount payable with respect to each share of the Series redeemed shall not include the amount of the dividend to be so paid.

(b) Not less than 30 nor more than 60 days prior to the date fixed for any redemption of shares of the Series pursuant to this paragraph 5, a notice of redemption shall be mailed by first class mail, postage prepaid, to each holder of shares of the Series to be redeemed at such holder’s last address as it appears on the books of the transfer agent for the Series. Such notice shall state (i) that the Corporation has elected to redeem all or a portion of the shares of the Series, as specified in such notice, (ii) the redemption price, (iii) the redemption date, (iv) that, unless the Corporation defaults in the payment of the redemption price, all shares of the Series called for redemption shall cease to accrue dividends after the redemption date and shall cease to be outstanding after such date, and (v) any other information required by applicable law to be included therein and any other procedures that a holder of shares of the Series must follow to receive payment for its redeemed shares. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to any other holder. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date, each holder of shares of the Series to be redeemed shall present and surrender such holder’s certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the redemption price of the shares shall be promptly paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued to the holder representing the unredeemed shares of the Series.

(c) If a notice of redemption has been given pursuant to this paragraph 5 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of the Series so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of the Series to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the Corporation for the payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(d) If a notice of redemption has been given pursuant to this paragraph 5, and any holder of shares of the Series shall, prior to the close of business on the date fixed for redemption, give written notice to the Corporation pursuant to paragraph 7 below of the conversion of any or all of the shares to be redeemed held by the holder, then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in paragraph 7 below, whereupon any funds deposited by the Corporation, or on its behalf, with a payment agent or segregated and held in trust by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in paragraph 7 below) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall be discharged from the trust.

(e) In every case of redemption of less than all of the outstanding shares of the Series pursuant to this paragraph 5, the shares to be redeemed shall be selected pro rata on the basis of the number of shares of the Series owned by each holder thereof as of the date on which the Optional Redemption Notice is delivered to the holders; provided that only whole shares shall be selected for redemption. Notwithstanding the foregoing, the Corporation shall not redeem any of the shares of the Series at any time outstanding until all dividends accrued and in arrears upon all shares of the Series then outstanding shall have been paid for all past dividend periods.

6. Mandatory Redemption. The Corporation shall redeem, from any source of funds legally available therefor, all outstanding shares of the Series on the fourth anniversary of the date on which shares of the Series were first issued by the Corporation (the “Series Redemption Date”). The Corporation shall effect such redemption on the Series Redemption Date by paying in cash in exchange for the shares of the Series to be redeemed a sum equal to the Purchase Price of the Series (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares.

7. Conversion.

(a) Holders of shares of the Series will have the right, exercisable at any time after (x) the issuance by the Corporation of shares of the Series, and (y) prior to redemption of such shares (as described in paragraphs 5 and 6), to convert, in whole or in part, shares of the Series into shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at the conversion price in an amount equal to $3.25, subject to adjustment as described below (the “Conversion Price”). The number of shares of Common Stock into which each share of the Series shall be convertible shall be determined by dividing the Purchase Price, subject to proportional adjustment to reflect any split or consolidation of the Series or any dividend payable on shares of the Series in additional shares of the Series (the “Conversion Amount”), by the Conversion Price then in effect. In the case of shares of the Series called for redemption, conversion rights will expire at the close of business on the business day next preceding the redemption date. Upon conversion of shares of the Series, the Corporation will pay to the holder of the converted shares an amount equal to the dividends accrued but unpaid thereon through the date the notice of conversion is delivered to the Corporation. Such payment shall be made in cash. Notwithstanding the foregoing, holders of record of shares of the Series on a record date fixed for the payment of a dividend on such shares shall be entitled to receive the dividend notwithstanding the conversion of the shares prior to the dividend payment date. A share of the Series may not be converted in part.

(b) In order to exercise the conversion right, the holder of each share of the Series to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Corporation in San Diego (or such other address as the Corporation may designate) and shall give written notice to the Corporation in the form set forth on the reverse of the stock certificates for the shares of the Series that such holder elects to convert the shares represented by such certificate or a portion thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for the shares of Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by funds in an amount sufficient to pay any transfer or similar tax required by the provisions of paragraph 7(e) below. Each share surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such share of the Series is registered, be duly endorsed by, or be accompanied by instruments of transfer (in each case, in form reasonably satisfactory to the Corporation), duly executed by the holder or such holder’s duly authorized attorney-in-fact, with such signature guaranteed by a member of the STAMP medallion program.

(c) As promptly as practicable after the surrender of certificates for shares of the Series for conversion and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and shall deliver to such holder, or on such holder’s written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares of the Series in accordance with the provisions of this paragraph 7, and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in paragraph 7(d) below. Each conversion with respect to any shares of the Series shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of the Series shall have been surrendered (accompanied by the funds, if any, required by paragraph 7(e) below) and such notice and assignment, if any, shall have been received by the Corporation as aforesaid, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes to be the record holder or holders of such Common Stock upon that date.

(d) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series. If more than one share of the Series shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series so surrendered. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of the Series, the Corporation shall pay a cash adjustment in respect to such fraction in an amount equal to the same fraction of the Current Market Price of the Common Stock at the close of business on the day of conversion.

(e) If a holder converts shares of the Series, the Corporation shall pay any and all documentary, stamp or similar issue or transfer tax payable in respect of the issue or delivery of the shares of the Series (or any other securities issued on account thereof pursuant hereto) or Common Stock upon the conversion; provided, however, the Corporation shall not be required to pay any such tax that may be payable because any such shares are issued in a name other than the name of the holder.

(f) The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury sufficient shares of Common Stock to permit the conversion of all of the outstanding shares of the Series. The Corporation shall from time to time, in accordance with the General Corporation Law of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of the Series at the time outstanding. If any shares of Common Stock required to be reserved for issuance upon conversion of shares of the Series hereunder require registration with or approval of any governmental authority under any federal or state law before the shares may be issued upon conversion, the Corporation shall in good faith and as expeditiously as possible endeavor to cause the shares to be so registered or approved. All shares of Common Stock delivered upon conversion of the shares of the Series will, upon delivery, be duly authorized and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue thereof.

(g) The Conversion Price shall be subject to adjustment from time to time as follows:

(i)

In the event that the Corporation shall (A) pay a dividend or make a distribution, in shares of Common Stock, on any class of Capital Stock of the Corporation or any subsidiary which is not directly or indirectly wholly owned by the Corporation, (B) split or subdivide its outstanding Common Stock into a greater number of shares, or (C) combine its outstanding Common Stock into a smaller number of shares, then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of each share of the Series thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such share of the Series been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph 7(g)(i) shall become effective immediately after the close of business on the record date in the case of a dividend or distribution (except as provided in paragraph 7(k) below) and shall become effective immediately after the close of business on the effective date in the case of such subdivision, split or combination, as the case may be. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and (iii) below.

(ii)	In the event that the Corporation shall commit to issue or distribute Common Stock or issue rights, warrants, options or convertible or exchangeable securities entitling the holder thereof to subscribe for or purchase, convert into or exchange for Common Stock, in any such case at a price per share less than the Current Market Price per share on the earliest of (i) the date the Corporation shall enter into a firm contract for such issuance or distribution, (ii) the record date for the determination of stockholders entitled to receive any such rights, warrants, options or convertible or exchangeable securities, if applicable, or (iii) the date of actual issuance or distribution of any such Common Stock or rights, warrants, options or convertible or exchangeable securities (provided that the issuance of Common Stock upon the exercise of rights, warrants, options or convertible or exchangeable securities will not cause an adjustment in the Conversion Price if no such adjustment would have been required at the time such right, warrant, option or convertible or exchangeable security was issued), then the Conversion Price in effect immediately prior to such earliest date shall be adjusted so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such earliest date by the fraction:

(x)	whose numerator shall be the number of shares of Common Stock outstanding on such date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price (such amount, with respect to any such rights, warrants, options or convertible or exchangeable securities, determined by multiplying the total number of shares subject thereto by the exercise price of such rights, warrants, options or convertible or exchangeable securities and dividing the product so obtained by the Current Market Price), and

(y)	whose denominator shall be the number of shares of Common Stock outstanding on such date plus the number of additional shares of Common Stock to be issued or distributed or receivable upon exercise of any such right, warrant, option or convertible or exchangeable security.

Such adjustment shall be made successively whenever any such Common Stock, rights, warrants, options or convertible or exchangeable securities are issued or distributed. In determining whether any rights, warrants or options entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of shares of Common Stock so issued or distributed, there shall be taken into account any consideration received by the Corporation for such Common Stock, rights, warrants, options, or convertible or exchangeable securities, the value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive and described in a certificate filed with the records of corporate proceedings of the Corporation. If any right, warrant, option or convertible or exchangeable security to purchase or acquire Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this subsection (g) shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed to the Conversion Price which would have been in effect had the adjustment of the Conversion Price made upon the issuance of such right, warrant, option or convertible or exchangeable security been made on the basis of offering for subscription, purchase or issuance, as the case may be, only of that number of shares of Common Stock actually purchased or issued upon the actual exercise of such right, warrant, option or convertible or exchangeable securities.

(iii)	No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this paragraph 7(g)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 7(g) shall be made to the nearest cent or nearest 1/100th of a share.

(iv)	Notwithstanding anything to the contrary set forth in this paragraph 7(g), no adjustment shall be made to the Conversion Price upon any issuance that is not included within the definition of “New Securities” under Section 3.7 of the Purchase Agreement, as it may be amended from time to time pursuant to its terms. Moreover (and, in some cases, merely for the avoidance of doubt), notwithstanding anything to the contrary set forth in this paragraph 7(g), no adjustment shall be made to the Conversion Price upon the following, and any such adjustment previously made to the Conversion Price as a result of the following is hereby reversed and undone:

A. the issuance of 7% Convertible Preferred Stock and associated common stock warrants on February 18, 2005;

B. the issuance of Series B 7% Convertible Preferred Stock and associated common stock warrants as contemplated by a Securities Purchase Agreement dated April 26, 2005, as it may from time to time be amended in non-material regards;

C. the issuance of common stock warrants to the Corporation’s placement agent (or its designees) in respect of the issuance of 7% Convertible Preferred Stock, Series B 7% Convertible Preferred Stock, and associated warrants;

D. any special re-set of the conversion price of the Series B 7% Convertible Preferred Stock pursuant to paragraph 7(j) of its certificate of designations, or any corresponding re-set of the Conversion Price of shares of the Series;

E. any future conversion or exercise of any of the foregoing securities; or

F. the reduction of the exercise price of the warrants issued to purchasers of 7% Convertible Preferred Stock, from $4.20 to $3.25, in connection with the issuance of Series B 7% Convertible Preferred Stock.

(v)	The Corporation from time to time may reduce the Conversion Price by any amount for any period of time in the discretion of the Board of Directors. A voluntary reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of this paragraph 7(g).

(vi)	In the event that, at any time as a result of an adjustment made pursuant to paragraph 7(g)(i) through 7(g)(iii) above, the holder of any share of the Series thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of the Series shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs 7(g)(i) through 7(g)(v) above, and the other provisions of this paragraph 7(g)(vi) with respect to the Common Stock shall apply on like terms to any such other shares.

(h) In case of any reclassification of the Common Stock (other than in a transaction to which paragraph 7(g)(i) applies), any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of the Series then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of the Series might have been converted immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange assuming that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction, subject to adjustment as provided in paragraph 7(g) above following the date of consummation of such transaction. As a condition to any such transaction, the Corporation or the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. The certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 7. The provisions of this paragraph 7(h) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(i)	If:

(i)	the Corporation shall take any action which would require an adjustment in the Conversion Price pursuant to Section 7(g); or

(ii)	the Corporation shall authorize the granting to the holders of its Common Stock generally of rights, warrants or options to subscribe for or purchase any shares of any class or any other rights, warrants or options; or

(iii)	there shall be any reclassification or change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock or a change in par value) or any consolidation, merger or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

(iv)	there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, the Corporation shall cause to be filed with the transfer agent for the Series and shall cause to be mailed to the holders of shares of the Series at their addresses as shown on the books of the transfer agent for the Series, as promptly as possible, but at least 20 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, warrants or options are to be determined, or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this paragraph 7(i).

(j) If an adjustment occurs to the conversion price of the Corporation’s Series B 7% Convertible Preferred Stock under paragraph 7(j) of its certificate of designations, a similar adjustment will be made to the Conversion Price of the shares of the Series; for avoidance of doubt, and notwithstanding anything herein to the contrary, the Conversion Price shall not be further adjusted (except as expressly provided in this paragraph 7(j)) by virtue of any such paragraph 7(j)-related adjustment of the conversion price of the Corporation’s Series B 7% Convertible Preferred Stock or of the Conversion Price of shares of the Series.

(k) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Series a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The Corporation shall promptly cause a notice of the adjusted Conversion Price to be mailed to each registered holder of shares of the Series.

(l) In any case in which paragraph 7(g) provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for such adjustment pursuant to paragraph 7(g) occurs after such record date but before the occurrence of such event, the Corporation may defer until the actual occurrence of such event (i) issuing to the holder of any shares of the Series converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment, and (ii) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph 7(d).

(m) In case the Corporation shall take any action affecting the Common Stock, other than actions described in this paragraph 7, which in the opinion of the Board of Directors would materially adversely affect the conversion right of the holders of the shares of the Series, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances; provided, however, that in no event shall the Board of Directors be required to take any such action.

(n) The Corporation shall list the shares of Common Stock required to be delivered upon conversion of shares of the Series, prior to delivery, upon each national securities exchange, the American Stock Exchange or any similar system of automated dissemination of securities prices, if any, upon which the Common Stock is listed at the time of delivery.

(o) The Corporation shall not effect any conversion of the Series, and no person who is a holder of shares of the Series shall have the right to convert its shares into Common Stock, to the extent that after giving effect to such conversion, such person (together with such person’s Affiliates) would beneficially own in excess of 9.99% of the shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its Affiliates shall include, without limitation, the number of shares of Common Stock issuable upon conversion of the shares of the Series with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of the Series beneficially owned by such person and its Affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such person and its Affiliates (including, without limitation, any debentures, convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this paragraph 7(o), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent Form 10-Q, Form 10-K or other public filing with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation, or (C) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder of the Series, the Corporation shall within two business days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation by such holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. In effecting the conversion of shares of the Series, the Corporation shall be entitled to rely on a representation by the holder of such shares of the Series as to the number of shares that it beneficially owns for purposes of the above 9.99% limitation calculation.

8. Status of Shares. All shares of the Series that are at any time redeemed or converted pursuant to paragraph 5, 6 or 7 above, and all shares of the Series that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall have the status of authorized but unissued shares of preferred stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series.

9. Voting Rights. Each holder of shares of the Series shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of the Series could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of the Series held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

10. Restrictions and Limitations. So long as any shares of the Series remain outstanding, the Corporation, shall not, without the vote or written consent by the holders of at least a majority of then outstanding shares of the Series, voting together as a single class:

(i)	Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of the Series, Parity Dividend Shares, Parity Liquidation Shares or shares of Junior Stock, except for (a) a transaction in which all outstanding shares of preferred stock are concurrently redeemed, purchased or otherwise acquired, (b) conversion into or exchange for Junior Stock, or (c) redemption in accordance with paragraph 5 or 6 hereof;

(ii)	Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking or other analogous fund for such purpose) any shares of Junior Stock except by conversion into or exchange for other Junior Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest at a rate not to exceed nine percent (9%) per annum, or, if lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment; and provided further, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve month period;

(iii)	Authorize or issue, or obligate itself to issue, any debt security, or otherwise incur indebtedness for borrowed money (other than (a) to a strategic investor, (b) pursuant to a commercial borrowing, secured lending or lease financing transaction approved by the Independent Directors, or (c) pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization (collectively, “Permitted Debt”));

(iv)	alter, modify or amend the terms of the Series in any way;

(v)	create any new series or class of capital stock having a preference over the Series as to payment of dividends, redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

(vi)	increase the authorized number of shares of the Series;

(vii)	re-issue any shares of the Series which have been converted or redeemed in accordance with the terms hereof;

(viii)	issue any securities of the Corporation ranking senior to shares of the Series either as to the payment of dividends or as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation; provided, that the Corporation may issue Permitted Debt;

(ix)	issue any shares of the Series except pursuant to the terms of the Purchase Agreement;

(x)	enter into any definitive agreement or commitment (which would be consummated before the Series Redemption Date) with respect to any of the foregoing; or

(xi)	cause or permit any subsidiary to engage in or enter into any definitive agreement or commitment (which would be consummated before the Series Redemption Date) with respect to any of the foregoing.

In the event that the holders of at least a majority of the outstanding shares of the Series agree to allow the Corporation to alter or change the rights, preferences or privileges of the Series pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the shares of the Series then outstanding.

11. Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the term “controlling” and “controlled” having meanings correlative to the foregoing.

“Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of

(other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Corporation; (e) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (f) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Securities Exchange Act and the regulations of the Securities and Exchange Commission issued thereunder).

“Current Market Price” means, when used with respect to any security as of any date, the volume weighted average price of such security as reported on the American Stock Exchange for the ten (10) consecutive trading days immediately preceding (but not including) such date, or, in case such security is listed on a national securities exchange other than American Stock Exchange, the volume weighted average price of such security on the ten (10) consecutive trading days immediately preceding (but not including) such date as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on the American Stock Exchange or any national securities exchange, the volume weighted average price of such security on the ten (10) consecutive trading days immediately preceding (but not including) such date in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if such security is not quoted by any such organization, the volume weighted average price of such security as of the ten (10) consecutive trading days immediately preceding (but not including) such date furnished by a New York Stock Exchange member firm selected by the Corporation, or if such security is not quoted by any such organization and no such New York Stock Exchange member firm is able to provide such prices, such price as is determined by the Independent Directors in good faith.

“Fundamental Change” means any of the following events or circumstances: (i) any representation or warranty of the Corporation set forth in the Purchase Agreement fails to be true and correct in all material respects as of the date when made; (ii) the Corporation fails at any time to comply with or perform in all material respects all of the agreements, obligations and conditions set forth in the Purchase Agreement or this Certificate that are required to be complied with or performed by the Corporation; (iii) a Change of Control occurs; or (iv) a Liquidation Event occurs or is publicly announced by or with respect to the Corporation.

“Independent Directors” means directors that (i) are not 5% or greater stockholders of the Corporation or the designee of any such stockholder; (ii) are not officers or employees of the Corporation, any of its subsidiaries or of a stockholder referred to above in clause (i); (iii) are not Related Persons; and (iv) do not have relationships that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment in carrying out the responsibilities of the directors.

“Optional Redemption Condition” means each of the following events:

(i)	provided the Corporation is required by the Registration Rights Agreement to maintain the effectiveness of a Registration Statement (as defined in the Registration Rights Agreement) for the duration of the Optional Redemption Period and at all times thereafter through the Optional Redemption Date, such Registration Statement shall have been declared effective and shall continue to be effective and available to each holder of shares of the Series for the duration of the Optional Redemption Period and at all times thereafter through the Optional Redemption Date, and shall cover the number of shares of Common Stock required by the Registration Rights Agreement;

(ii)	(x) the Common Stock shall be listed on the American Stock Exchange, the New York Stock Exchange, or the Nasdaq National Market and trading in the Common Stock on such market or exchange shall not then be suspended, (y) the Corporation shall be in compliance, in all material respects, with each of the quantitative and qualitative listing standards and requirements (without regards to any specified grace periods) of such market, and (z) the Corporation shall not have received any notice (which has not subsequently been resolved before the applicable Optional Redemption Period) from such market that the Corporation may not be in such compliance; and

(iii)	a Fundamental Change, or an event that with the giving of notice or lapse of time (or both), would constitute a Fundamental Change, shall not have occurred and be continuing.

“PIK Dividend Price” means 0.85 multiplied by the Current Market Price as of the applicable dividend payment date.

“Purchase Agreement” means that certain Securities Purchase Agreement dated as of January 26, 2005, by and among the Corporation and the Purchasers named therein.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of January 26, 2005, by and among the Corporation and the Purchasers named therein.

“Related Person” means an individual related to an officer, director or employee of the Corporation or any of its Affiliates which relation is by blood, marriage or adoption and not more remote than first cousin.

“Stock Payment Condition” means each of the following events:

(i)	the payment to be made in Common Stock shall not cause the number of shares of Common Stock beneficially owned by any holder of shares of the Series, together with its affiliates, to exceed 9.99% of the total number of shares of Common Stock then outstanding;

(ii)	provided the Corporation is required by the Registration Rights Agreement to maintain the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) for the duration of the applicable Stock Payment Period, the Registration Statement shall have been declared effective and shall continue to be effective and available to each holder of shares of the Series for the duration of the applicable Stock Payment Period, and shall cover the number of shares of Common Stock required by the Registration Rights Agreement;

(iii)	(x) the Common Stock shall be listed on the American Stock Exchange, the New York Stock Exchange, or the Nasdaq National Market and trading in the Common Stock on such market or exchange shall not then be suspended, (y) the Corporation shall be in compliance, in all material respects, with each of the quantitative and qualitative listing standards and requirements (without regards to any specified grace periods) of such market, and (z) the Corporation shall not have received any notice (which has not subsequently been resolved before the applicable Stock Payment Period) from such market that the Corporation may not be in such compliance; and

(iv)	a Fundamental Change, or an event that with the giving of notice or lapse of time (or both) would constitute a Fundamental Change, shall not have occurred and be continuing.

SECOND: that such amended and restated determination of the designation, preferences and the relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the 7% Convertible Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the certificate of incorporation, and in accordance with all the provisions of Sections 151 and 242 of the Delaware General Corporation Law.

THIRD: that this Amended and Restated Certificate of Designations and the amendment and restatement to be effected by the amended and restated resolution set forth herein were duly approved and adopted in accordance with all the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned President and Chief Executive Officer and attested to by its Secretary this 27th day of May, 2005.

/s/ John R. Zavoli
John R. Zavoli
President, Chief Executive Officer & Secretary

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